Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
BIO-key International, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of BIO-key International, Inc. of our report dated April 2, 2018, with respect to the consolidated balance sheets of BIO-key International, Inc. and its subsidiaries as of December 31, 2017 and December 31, 2016, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years then ended, which report is included in the December 31, 2017 annual report on Form 10-K of BIO-key International, Inc.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Saddle Brook, New Jersey

August 29, 2018